Exhibit 10.4

AMENDMENT NO. 2 TO THE HELIOS TECHNOLGIES, INC. EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, HELIOS TECHNOLOGIES, INC., f/k/a SUN HYDRAULICS CORPORATION, a Florida corporation (the “Company”), sponsors the Sun Hydraulics Corporation Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, with certain exceptions not pertinent here, Section 15 of the Plan provides that the Plan may be amended by the Board of Directors of the Company; and

WHEREAS, the Company desires to amend the Plan to (1) reflect the change of the Company’s name to Helios Technologies, Inc., effective June 13, 2019, and make a corresponding change to the name of the Plan, (2) revise the definition of “Subsidiary” to reflect the dissolution of High Country Tek, Inc. on January 1, 2018, (3) revise the election and enrollment procedures with respect to the Plan, including rules regarding how elections may be made during a blackout or other period during which trading in the Company’s securities is restricted, and (4) make certain other administrative changes to the Plan; and

WHEREAS, the Board of Directors has determined that it is in the best interest of the

Company to amend the Plan as described above.

NOW, THEREFORE, the name of the Plan is changed to the Helios Technologies, Inc. Employee Stock Purchase Plan, effective June 13, 2019, and the Plan is amended as follows, effective as of the dates specified below:

1.   The first sentence of Section 1 of the Plan is amended, effective June 13, 2019, to provide as follows:

“The Helios Technologies, Inc. Employee Stock Purchase Plan, f/k/a the Sun Hydraulics Corporation Employee Stock Purchase Plan (the “Plan”), is intended to provide employees of Helios Technologies, Inc., f/k/a Sun Hydraulics Corporation (the “Company”), and its Subsidiaries with an opportunity to acquire shares of the Company’s Common Stock at an advantageous price, with savings accumulated through payroll deductions.”

2.   Section 2.N. of the Plan is amended, effective January 1, 2018, to provide as follows:

N.

“Subsidiary” means a corporation that is a subsidiary of the Company within the meaning thereof as stated in Code Section 424(f). Any Subsidiary located outside the United States shall not participate in the Plan unless designated by the Board of Directors to participate.

3.   Section 4.A. of the Plan is amended, effective September 20, 2019, to provide as follows:

A.

An eligible employee shall become a Participant by completing and filing with the Company (or its designated third party Agent), during an enrollment period beginning on the 20th day of the month immediately preceding each Offering Date and ending on the day prior to each Offering Date, an authorization for a payroll deduction using the format instructed by the Company or its Agent, together with instructions to use the deductions to purchase shares of Common Stock under the Plan. Alternatively, an employee may, within 30 days of his or her date of hire, complete and file with the Company such an authorization for payroll deductions to become effective as of the first Offering Date coincident with or next following the date the employee satisfies the eligibility conditions set forth in Section 3, and the employee shall become a Participant on such Offering Date. The Participant shall choose a deduction in a whole percentage from 1% to 15% of his or her Compensation. As of each pay day during each Offering Period, the Company will deduct the specified amount from the Compensation payable to each Participant. The Company will hold each Participant’s Proceeds in non-interest bearing accounts until each Participant’s proceeds are used to purchase shares. The Agent will perform the record keeping function under the Plan, assuring that the Agent, from the information provided to it by the Company, will account for each Participant’s deductions and maintain each Participant’s account. A Participant may not make any separate cash payment into such account.

4.   Section 4 of the Plan is amended, effective September 20, 2019, to provide for a new subsection E, as follows:

E.

Unless a Participant elects to have a different percentage of Compensation deducted from his or her pay during the enrollment period before each Offering Date  described  in  Section  4.A.,  or  has  made an  election  to  cease  payroll deductions pursuant to Section 7, the Participant’s payroll deduction election shall be deemed to continue in effect for the next Offering Period.

Notwithstanding any other provision in the Plan, a Participant’s right to make an election to participate in the Plan, or to change his or her election, may not be made during any blackout period or any period during which the Participant may not engage in trading in the Company’s securities pursuant to the Company’s Policy on Confidentiality and Insider Trading.

5.   Section 7 of the Plan is amended, effective September 20, 2019, to provide as follows:

7.         WITHDRAWALS

Prior to any Purchase Date, a Participant may give written notice (which shall include notice through an online system or portal if applicable) to the Company or its Agent of an intent to reduce the amount of payroll deductions to 0% and to withdraw the entire cash balance and earnings accumulated during the Offering Period preceding the said Purchase

Date, less any applicable taxes. The written notice shall effectuate a withdrawal only if the Agent has not purchased shares for the account of the notifying Participant. Such withdrawal will terminate the Participant’s right to exercise any Options for that Offering Period. A Participant who withdraws shall not participate again in the Plan unless and until a new enrollment form is filed during the election period described in Section 4.A. prior to a subsequent Offering Date.

Notwithstanding the foregoing, a Participant’s right to withdraw his or her Account pursuant to this Section 7 may not be exercised during any blackout or other period during which the Participant may not engage in trading in the Company’s securities pursuant to the Company’s Policy on Confidentiality and Insider Trading.

6.   Section 17 of the Plan is amended, effective June 13, 2019, to provide as follows:

17.       AGENT FOR SERVICE OF PROCESS

Legal process may be served upon the Chief Legal and Compliance Officer and

Secretary, Helios Technologies, Inc., 1500 W. University Parkway, Sarasota, FL 34243.

All capitalized terms used herein and not defined herein shall have the meanings given to them under the Plan.

IN WITNESS WHEREOF, this Amendment No. 2 to the Helios Technologies, Inc. Employee Stock Purchase Plan has been adopted by the Board of Directors of the Company as of September 20, 2019.

ATTEST:	HELIOS TECHNOLOGIES, INC.

Melanie M. Nealis Chief Legal and Compliance Officer and Secretary	Wolfgang H. Dangel President and CEO

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